UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 21, 2005
Date of Report (Date of earliest event reported):
GOLDEN STAR RESOURCES LTD.
(Exact name of registrant as specified in its charter)

CANADA	1-12284	98-0101955

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
10901 West Toller Drive,
Suite 300
Littleton, Colorado
80127-6312
(Address of principal executive offices)(Zip Code)
(303) 830-9000
Registrant’s telephone number, including area code:
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 21, 2005, Golden Star Resources Ltd. (“Golden Star”) entered into an Underwriting Agreement and an Agency Agreement in connection with the previously announced offering of 29,200,000 Golden Star common shares.
The Underwriting Agreement is with BMO Nesbitt Burns Inc., Blackmont Capital Inc. and Wellington West Capital Markets Inc. (the “Canadian Underwriters”), under which the Canadian Underwriters have agreed to purchase 45%, 45% and 10%, respectively, of 29,200,000 common shares. Subject to the terms of the Underwriting Agreement, Golden Star has agreed to issue and sell and the Canadian Underwriters have agreed to purchase on or about December 30, 2005, or such other date as may be agreed upon, 100% of the common shares offered at a price of Cdn$2.80 per share for a total consideration of Cdn$78,080,800, payable in cash, net of the underwriters’ fee. The Underwriting Agreement requires Golden Star to pay the Canadian Underwriters a fee of Cdn$0.126 per common share sold by them, which will be paid out of the gross proceeds of the offering.
The Agency Agreement is with Harris Nesbitt Corp., Blackmont Capital Corp. and Wellington West Capital Markets (USA) Inc. (the “U.S. Agents”). Subject to the terms of the Agency Agreement, Golden Star has appointed the U.S. Agents to offer the common shares for sale to the public in the United States on a best efforts basis at a price of Cdn$2.80 per common share. The Agency Agreement requires Golden Star to pay the U.S. Agents a fee of U.S.$0.126 per common share sold by them, which will be paid out of the gross proceeds of the offering. The U.S. Agents have not committed to purchase a minimum amount of common shares under the Agency Agreement. Any shares sold by the U.S. Agents under the Agency Agreement will reduce the obligation of the Canadian Underwriters to take up and pay for shares in an equal amount.
The description of the terms of each of these agreements is qualified in its entirety by reference to the agreements, copies of which are included under Item 9.01(c) as Exhibit 1.1 and 1.2 to this Current Report and are included in this item by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On December 21, 2005, Golden Star completed a business combination with St. Jude Resources Ltd., a Canadian corporation (“St. Jude”), under which Golden Star acquired 100% of the issued and outstanding common shares and other securities of St. Jude pursuant to a court ordered plan of arrangement under the Canada Business Corporation Act (the “Arrangement”). Following the completion of the Arrangement, St. Jude became a wholly-owned subsidiary of Golden Star.
Under the previously announced terms of the Arrangement, (i) the holders of St. Jude common shares exchanged their St. Jude common shares for common shares of Golden Star on the basis of 0.72 of a Golden Star common share for each St. Jude common share, and (ii) the outstanding warrants and options of St. Jude were exchanged for Golden Star warrants or options, such that each holder will be entitled to receive on the exercise thereof that number of Golden Star common shares that is equal to the number of St. Jude common shares that would otherwise have been issuable upon the exercise thereof multiplied by 0.72, with the exercise price being appropriately adjusted as well.
The consideration payable by Golden Star to St. Jude securityholders in the Arrangement was determined in negotiations between the parties.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(d) Effective December 21, 2005, concurrent with the completion of the Arrangement with St. Jude, Mr. Michael A. Terrell, formerly the President and CEO of St. Jude, was appointed to Golden Star’s board of directors. Pursuant to the terms of the Arrangement Agreement, dated November 11, 2005, entered into between Golden Star and St. Jude in connection with the Arrangement, the number of directors of Golden Star was increased to seven (7), and St. Jude was entitled to nominate one nominee to the board of directors of Golden Star. Golden Star also agreed to propose Mr. Terrell as a director to its shareholders at its next annual general meeting and to solicit proxies in favor of his election to the board of directors at such meeting.
Pursuant to the terms of an Executive Employment Agreement dated as of July 1, 2002 between Bluestar Management Inc. (“Bluestar”), of which Mr. Terrell is a principal, and St. Jude, Bluestar was entitled to a termination payment equal to Cdn$500,000.00. St. Jude made the termination payment to Bluestar upon the completion of the Arrangement on December 21, 2005.
In connection with the Arrangement, Mr. Terrell also received shares of Golden Star’s common stock and options to purchase shares of Golden Star’s common stock in exchange for common shares and options to purchase common shares of St. Jude, at a ratio of .72:1.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit
No.	Description
1.1	Underwriting Agreement dated December 21, 2005 among Golden Star Resources Ltd., BMO Nesbitt Burns Inc., Blackmont Capital Inc. and Wellington West Capital Markets Inc.

1.2	Agency Agreement dated December 21, 2005 among Golden Star Resources Ltd., Harris Nesbitt Corp., Blackmont Capital Corp. and Wellington West Capital Markets (USA) Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: December 23, 2005
Golden Star Resources Ltd.
By: /s/ Roger Palmer
       Roger Palmer
       Vice President, Finance

EXHIBIT INDEX

Exhibit
No.	Description
1.1	Underwriting Agreement dated December 21, 2005 among Golden Star Resources Ltd., BMO Nesbitt Burns Inc., Blackmont Capital Inc. and Wellington West Capital Markets Inc.

1.2	Agency Agreement dated December 21, 2005 among Golden Star Resources Ltd., Harris Nesbitt Corp., Blackmont Capital Corp. and Wellington West Capital Markets (USA) Inc.